Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of March 10, 2025, by and between MYX Inc., a Wyoming corporation (the “Company”), Tatyana Muyingo (“Executive”).

1. Position and Duties

Executive shall serve as Chief Executive Officer (CEO) of the Company. Executive shall devote approximately 30 hours/week to the business of the Company, performing such duties as are customary for such position.

2. Term

This Agreement shall continue until terminated by either party in accordance with Section 6.

3. Compensation

In consideration of services rendered, Executive shall receive:

(a)  Stock Compensation: 4,000,000 shares of the Company’s common stock at a par value of $0.02 per share.

(b)  No cash salary shall be paid until the Company generates sufficient revenue.

4. Benefits

Executive may be eligible for future participation in benefit plans, as established by the Company.

5. Confidentiality and IP

Executive agrees to maintain the confidentiality of Company information and assign to the Company all IP developed during the term.

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6. Termination

Either party may terminate this Agreement at any time upon written notice.

7.    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

8.    Miscellaneous

This Agreement constitutes the entire agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MYX, Inc.

Tatyana Muyingo	Tatyana Muyingo

By:	By:

Title: Sole Director	Title: Chief Executive Officer

Date: March 10, 2025	Date: March 10, 2025